Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 27th day of July, 2015 by and between [Albireo US], a Delaware corporation (the “Company”), and Ron Cooper (the “Executive”), and effective as of the 27th July 2015 (the “Effective Date”).

RECITALS

The Company desires to employ the Executive and the Executive desires to be employed on the terms and conditions set forth in this Agreement. In consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2. Term. This Agreement will continue in effect until terminated in accordance with Section 5 hereof. The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof”.

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as its President and Chief Executive Officer. In addition, and without further compensation, the Executive shall serve as a director and/or officer of the Company and/or one or more of the Company’s Affiliates (including without limitation Albireo Ltd.) if so elected or appointed from time to time.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position and such other duties and responsibilities on behalf of the Company and its Affiliates as reasonably may be designated from time to time by the Board of Directors of Albireo Ltd. (the “Board”). The Executive’s principal work location shall be in Boston, MA.

(c) During the term hereof, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing; provided, however, that the Executive may without advance consent (i) participate in charitable activities and passive personal investment activities (ii) serve on one outside board (which may be the board of a publicly traded company) during the first year of employment (and, thereafter, such additional boards, as may be expressly approved in advance by the Board in writing) and (iii) complete, by September 30, 2015, the Biosimilars consulting project that Executive committed to prior to June 11, 2015, provided that such activities do not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement, are not in conflict with the business interests of the Company or any of its Affiliates and do not violate Sections 7, 8 or 9 of this Agreement.

(d) During the term hereof, the Executive shall comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to the Executive’s position, as in effect from time to time.

4. Compensation and Benefits. As compensation for all services performed by the Executive hereunder during the term hereof, and subject to performance of the Executive’s duties and responsibilities to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the term of this Agreement, the Company shall pay the Executive a base salary at the rate of Four Hundred Thousand Dollars ($400,000) per year, payable monthly in equal amounts in accordance with the normal payroll practices of the Company as in effect from time to time and subject to adjustment from time to time by the Board, in its sole discretion. The first salary payment shall include an additional lump sum signing bonus that reflects the amount of salary the Executive would have earned if he had been employed for the period between June 11, 2015 and the Effective Date. Such base salary, as from time to time upward, but not downward adjusted, is hereafter referred to as the “Base Salary”. The Executive hereby consents to the direct deposit of any payments made by the Company under this Agreement into his designated U.S. bank account, and agrees to complete the paperwork necessary to allow for such direct deposit.

(b) Annual Bonus Compensation. For each fiscal year completed during the term hereof, pro-rated for the partial initial fiscal year of employment, the Executive shall be eligible to participate in any annual bonus plan provided by the Company for its executives generally, as in effect from time to time. The Executive’s annual target bonus shall be fifty percent (50%) of the Base Salary (the “Target Bonus”), with the actual amount of the bonus, if any, to be determined by the Board in accordance with the applicable performance criteria as reasonably established by the Board after consultation with Executive. In order to earn an annual bonus under this Section 4(b) for any fiscal year, the Executive must be employed by the Company on the last date of the applicable fiscal year. Any annual bonus payable hereunder will be paid within two and one-half months following the end of the fiscal year for which the bonus is earned.

(c) Vacations. During the term hereof, the Executive shall be entitled to earn four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d) Employee Benefit Plans. During the term hereof and subject to any contribution therefore generally required of similarly-situated employees of the Company, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for employees of the Company generally, including any long term disability and 401(k) retirement savings plan, except to the extent any Employee Benefit Plan provides for benefits otherwise provided to the Executive hereunder (e.g., a severance pay plan). Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for under or contemplated by such plan. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time. The Executive shall have no recourse against the Company under this Agreement in the event that the Company should alter, modify, add to or eliminate any or all of its Employee Benefit Plans.

(e) Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation and to travel and other policies as may be required by the Company from time to time. The Company agrees to reimburse the Executive’s legal fees associated with reviewing and negotiating this Agreement and all documents and agreements related to the Executive’s equity interests, up to a maximum of Fifteen Thousand Dollars ($15,000) in the aggregate.

(f) Relocation Expenses. The Company shall reimburse the Executive for all reasonable and actual relocation expenses (including closing costs, house hunting trips, moving of household goods and temporary housing for up to six (6) months) up to a maximum of Eighty Thousand Dollars ($80,000) in the aggregate, subject to such reasonable substantiation and documentation as may be specified by the Company from time to time. To the extent any such relocation expense reimbursement is taxable to the Executive; the Company will reimburse the Executive for such tax liability following receipt of reasonable substantiation and documentation of the same.

(g) Stock Options. The Executive may be eligible to receive grants of stock options from Albireo Ltd., as described in and subject to the terms of that certain letter from Albireo Ltd. dated as of June    , 2015 (the “Comfort Letter”).

5. Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:

Death. In the event of the Executive’s death during the term hereof, the date of death shall be the date of termination, and the Company shall pay or provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in a notice received by the Company, to his estate: (i) any Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any business expenses incurred by the Executive but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days following termination, that such expenses are reimbursable under Company policy, and that any such expenses subject to Section 5(f)(iv) shall be paid not later than the deadline specified therein; and (iv) any annual bonus earned but not paid for the fiscal year preceding the fiscal year in which the date of termination occurs (all of the foregoing, payable subject to the timing limitations described herein, “Final Compensation”). In addition, the Company shall pay or provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in a notice received by the Company, to his estate, at the time when bonuses are payable to executives of the Company generally, a pro-rata portion of the Executive’s annual bonus for the fiscal year in which the date of termination occurs, based on actual performance through the end of such fiscal year and determined in accordance with Section 4(b) hereof (the “Pro-Rata Bonus”). The Company shall have no further obligation or liability to the Executive. Other than business expenses described in Section 5(a)(iii), Final Compensation shall be paid to the Executive’s designated beneficiary or estate at the time prescribed by applicable law and in all events within thirty (30) days following the date of death.

(a) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation exclusive of the leave of absence provided hereunder) for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days, whether or not consecutive. In the event of such termination, the Company shall have no further obligation or liability to the Executive, other than for payment of any Final Compensation due the Executive and payment of the Pro-Rata Bonus. Other than business expenses described in Section 5(a)(iii), Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the date of termination of employment. The Pro-Rata Bonus shall be paid to the Executive at such time when bonuses are paid to executives of the Company generally.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and to participate in Employee Benefit Plans in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable Employee Benefit Plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan, if any, or until the termination of his employment, whichever shall first occur. While receiving disability income payments under any Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in the Employee Benefit Plans in accordance with Section 4(d) and to the extent permitted by and subject to the then-current terms of such plans, until the termination of his employment hereunder.

(iii) If any question shall arise as to whether the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is disabled, and such determination shall for the purposes of this Agreement be conclusive. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(b) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i) The Executive’s willful failure to perform, or gross negligence in the performance of, the Executive’s material duties and responsibilities to the Company or any of its Affiliates that, if capable of cure, is not cured within thirty (30) days of written notice of such failure or negligence by the Company to the Executive; provided, that the Company will not have to provide more than one notice and opportunity to cure with respect to any multiple, repeated, related or substantially similar events or circumstances;

(ii) Conduct by the Executive that constitutes fraud, embezzlement or other material dishonesty with respect to the Company or any of its Affiliates;

(iii) The Executive’s commission of, or plea of nolo contendere to, (A) a felony or (B) other crime involving moral turpitude; or

(iv) The Executive’s material breach of this Agreement, any shareholder or option agreement between the Executive and the Company or any of its Affiliates or of any fiduciary duty that the Executive has to the Company or any of its Affiliates; that if capable of cure, is not cured within thirty (30) days of written notice of such breach by the Company to the Executive; provided, that the Company will not have to provide more than one notice and opportunity to cure with respect to any multiple, repeated, related or substantially similar events or circumstances.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive, other than for any Final Compensation due to the Executive. Other than business expenses described in Section 5(a)(iii), Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the date of termination of employment.

(c) By the Company Other Than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, in addition to any Final Compensation due to the Executive, the Company will (i) pay the Executive severance pay, at the same rate as the Base Salary, for the period of twelve (12) months following the date of termination of his employment (the “Severance Period”), (ii) during the Severance Period, provided the Executive elects and remains eligible for COBRA (or mini-COBRA), pay the Executive a monthly taxable amount equal to the portion of the Executive’s health insurance premiums that the Company paid immediately prior to the date of termination (the “Monthly Contribution”) and (iii) pay the Executive the Pro-Rata Bonus ((i), (ii) and (iii) collectively, the “Severance Benefits”). Other than business expenses described in Section 5(a)(iii), Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the date of termination of employment. Any obligation of the Company to provide the Severance Benefits is conditioned, however, on the Executive signing and returning to the Company (without revoking) a timely and effective a general release of claims in the form provided by the Company (which shall exclude nonwaivable claims and the Executive’s rights to Final Compensation and shall not require the Executive to agree to post-employment obligations not specifically set forth in this Agreement) by the deadline specified therein, all of which (including the lapse of the period for revoking the release of claims as specified in the release of claims) shall have occurred no later than the sixtieth (60th) calendar day following the date of termination (any such separation agreement submitted by such deadline, the “Release of Claims”) and on the Executive’s continued compliance in material respects with the obligations of the Executive to the Company and its Affiliates that survive termination of his employment, including without limitation under Sections 7, 8 and 9 of this Agreement. Subject to Section 5(g) below, all Severance Benefits described under subsection (i) above to which the Executive is entitled hereunder shall be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company, with the first payment, which shall be retroactive to the day immediately following the date the Executive’s employment terminated and include all installments of the Monthly Contribution accrued to date, being due and payable on the Company’s next regular payday for executives that follows the effective date of the Release of Claims. The Pro-Rata Bonus shall be paid to the Executive at such time when bonuses are paid to executives of the Company generally. Notwithstanding the foregoing, if the time period to consider, return and revoke the Release of Claims covers two of the Executive’s taxable years, any portion of the Severance Benefits that constitutes deferred compensation subject to Section 409A (as defined below) shall in all events be paid in the later taxable year. The Release of Claims required for Severance Benefits in accordance with this Section 5(d) creates legally binding obligations on the part of the Executive and the Company therefore advises the Executive to seek the advice of an attorney before signing the Release of Claims. In the event that the Company’s payment of the Monthly would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Code, or applicable regulations or guidance issued under the ACA or Section 105(h) of the Code, the Executive and the Company will work together in good faith, consistent with the requirements for compliance with, or exemption from Section 409A of the Code, to restructure such benefit (while preserving the economic value of such Monthly Contribution to the maximum extent permitted consistent therewith).

(d) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason by (A) providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the thirtieth (30th) day following the occurrence of that condition; (B) providing the Company a period of thirty (30) days to remedy the condition and so specifying in the notice and (C) terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. The following, if occurring without the Executive’s consent, shall constitute “Good Reason” for termination by the Executive:

(i) a material diminution in the nature or scope of the Executive’s title, duties, authority or responsibilities;

(ii) a requirement that the Executive relocate his principal work location to a location outside of the United States and Canada; or

(iii) a material reduction in Base Salary.

In the event of a termination of employment in accordance with this Section 5(e), the Executive will be entitled to receive the Severance Benefits he would have been entitled to receive had he been terminated by the Company other than for Cause pursuant to Section 5(d) above, provided that the Executive signs and returns (without revoking) a timely and effective Release of Claims as set forth in Section 5(d).

(e) By the Executive Without Good Reason. The Executive may terminate his employment hereunder at any time upon thirty (30) days’ prior written notice to the Company. In the event of termination of the Executive’s employment in accordance with this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive the Base Salary for the period so waived. The Company shall also pay the Executive any Final Compensation due him (other than business expenses described in Section 5(a)(iii)) at the time prescribed by applicable law and in all events within thirty (30) days following the date of the termination of employment.

(f) Timing of Payments and Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Section 5 on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(ii) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(iii) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iv) Any payment of or reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement or payment of any such expense shall affect the Executive’s right to reimbursement or payment of any such expense in any other calendar year; (ii) reimbursement or payment of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or payment shall not be subject to liquidation or exchange for any other benefit.

(v) In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(g) Exclusive Right to Severance. The Executive agrees that the Severance Benefits to be provided to him in accordance with the terms and conditions set forth in this Agreement are intended to be exclusive with respect to severance or termination pay and post-employment employee benefits. The Executive hereby knowingly and voluntarily waives any right he might otherwise have to participate in or receive benefits under any other plan, program or policy of the Company providing for severance or termination pay or benefits.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 5 or otherwise.

(a) Provision by the Company of Final Compensation and Severance Benefits, if any, that are due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive with respect to severance or termination pay and post-employment employee benefits.

(b) Except for any right of the Executive to continue group health plan participation in accordance with applicable law, the Executive’s participation in all Employee Benefit Plans shall terminate pursuant to the terms of the applicable plan documents based on the date of termination of the Executive’s employment without regard to any Base Salary for notice waived pursuant to Section 5(f) hereof or to any Severance Benefits or other payment made to or on behalf of the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination of the Executive’s employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to provide Severance Benefits hereunder, and Executive’s right to retain such payments, is expressly conditioned on the Executive’s continued compliance in all material respects with Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e), or with respect to Base Salary paid for notice waived pursuant to Section 5(e) hereof, no cash compensation or benefits will be earned after termination of employment.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive will develop Confidential Information for the Company or its Affiliates and that the Executive will learn of Confidential Information during the course of employment. The Executive agrees that all Confidential Information which the Executive creates or to which he has access as a result of his employment or other associations with the Company or any of its Affiliates is and shall remain the sole and exclusive property of the Company or its Affiliate, as applicable. The Executive shall comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates), or use for his own benefit or gain or the benefit or gain of any other Person, any Confidential Information obtained by the Executive incident to his employment or any other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. Further, the Executive agrees to furnish prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and agrees to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure. The confidentiality obligation under this Section 7 shall not apply to information that has become generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies or derivatives (including without limitation electronic), in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. Except as required for the proper performance of the Executive’s regular duties for the Company or as expressly authorized in writing in advance by the Board or its expressly authorized designee, the Executive will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, and at such earlier time or times as the Board or its designee may specify, all Documents and other property of the Company or any of its Affiliates and all documents, records and files of the customers and other Persons with whom the Company or any of its Affiliates does business (“Third Party Documents”) and each individually a “Third Party Document”) then in the Executive’s possession or control; provided, however, that if a Document or Third-Party Document is on electronic media, the Executive may, in lieu of surrendering the Document or Third-Party Document, provide a copy to the Company on electronic media and delete and overwrite all other electronic media copies thereof. The Executive also agrees that, upon request of any duly authorized officer of the Company, the Executive shall disclose all passwords and passcodes necessary or desirable to enable the Company or any of its Affiliates or the Persons with whom the Company or any of its Affiliates do business to obtain access to the Documents and Third-Party Documents.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9. Restricted Activities. The Executive agrees that the following restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and during the twelve (12) month period following the date his employment terminates (or, in the case of a termination of employment by the Executive pursuant to Section 5(e), during the twelve (12) month period following the date, no more than thirty (30) days prior to the date of termination, when the Executive provides written notice of termination to the Company), regardless of the reason therefore (in the aggregate, the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in any Competitive Business Activities in any geographic area in which the Company or any of its Affiliates engages in any business activity or is actively planning to engage in any business activity at any time during the Executive’s employment with the Company or, with respect to the portion of the Restricted Period that follows termination of the Executive’s employment, at the time of such termination (the “Restricted Area”). Specifically, but without limiting the foregoing, the Executive agrees not to work or provide services, in any capacity in the Restricted Area, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in the business of developing, marketing or selling (i) therapeutic drugs to treat liver disease and/or constipation or (ii) any other drug that the Company or any of its Affiliates is developing, marketing or selling during the Executive’s employment with the Company or, with respect to the portion of the Restricted Period that follows termination of the Executive’s employment, at the time of such termination (“Competitive Business Activities”). Nothing in this Section 9(a), however, shall prevent the Executive’s passive ownership of two (2) percent or less of the equity securities of any publicly traded company.

(b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates that could reasonably give rise to a conflict of interest or otherwise interfere with any of his duties or obligations to the Company or any of its Affiliates.

(c) The Executive agrees that, during the Restricted Period, he will not directly or indirectly (i) solicit or encourage any customer or business partner of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (ii) seek to persuade any such customer or business partner or any prospective customer or business partner of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or business partner conducts, or such prospective customer or business partner could conduct, with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer or business partner of the Company or any of its Affiliates at any time within the immediately preceding two (2)-year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

(d) The Executive agrees that, during the Restricted Period (excluding any activities undertaken on behalf of the Company or any of its Affiliates in the course of his duties hereunder), the Executive will not, and will not assist any other Person to, (i) hire, engage or solicit for hiring or engagement any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them; provided, however, that these restrictions shall apply only to employees and independent contractors who have provided services to the Company or any of its Affiliates at any time within the immediately preceding two-(2) year period.

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by them. The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with securing any relief hereunder. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Executive agrees that the Restricted Period shall be tolled, and shall not run, during any period of time in which he is in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed-upon temporal protection recited herein. No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Executive’s employment relationship with the Company, shall operate to extinguish the Executive’s obligation to comply with Sections 7, 8 and 9 hereof. Each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to Section 7, 8 or 9 hereof.

11. No Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any other obligations to any Person or to any court order, judgment or decree that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Definitions. Capitalized words or phrases shall have the meanings provided in this Section 13 and as provided elsewhere herein:

(a) “Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates, would assist in competition against any of them.

Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the patients of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to others or that was received by the Company or any of its Affiliates with any understanding, express or implied, that it would not be disclosed.

(c) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of his employment that relate either to the Services or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(d) “Person” means a natural person, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(e) “Products” means all products planned, researched, developed, tested, sold, licensed, leased, or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or otherwise planned by the Company or any of its Affiliates, during the Executive’s employment.

13. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14. Section 280G. In the event that the Company or Albireo Ltd. undergoes a “change in ownership or control” (within the meaning of Section 280G of the Internal Revenue Code and the regulations and guidance promulgated thereunder (“Section 280G”)) before the Company or Albireo Ltd. or any Affiliate of the Company or Albireo Ltd. that would be treated, together with the Company or Albireo Ltd., as a single corporation under Section 280G has stock that is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G) and all, or any portion, of the payments provided under this Agreement, either alone or together with other payments or benefits which the Executive receives or is entitled to receive from the Company or Albireo Ltd. (collectively, the “Total Payments”), could constitute an “excess parachute payment” within the meaning of Code Section 280G, the Company will use its reasonable best efforts to seek shareholder approval of the Total Payments in a manner that satisfies the requirements of the “shareholder approval” exception to Section 280G, such that, if approved, all Total Payments may be made to the Executive without the application of the excise tax imposed by Section 4999 of the Internal Revenue Code.

15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive to one of its Affiliates or in the event that the Company shall hereafter effect a reorganization with, consolidate with, or merge into, an Affiliate or any Person or transfer all or substantially all of its properties, stock, or assets to an Affiliate or any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment relationship with the Company, excluding only the Comfort Letter.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ Ronald H.W. Cooper	By: /s/ David Chiswell, Ph.D.

Title: